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                     December 23, 2020

       John E. Kunz
       Chief Financial Officer
       U.S. Concrete, Inc.
       331 N. Main Street
       Euless, Texas 76039

                                                        Re: U.S. Concrete, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 25,
2020
                                                            File No. 001-34530

       Dear Mr. Kunz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing